UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2017

Yum China Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37762	81-2421743
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7100 Corporate Drive Plano, Texas 75024 United States of America	16/F Two Grand Gateway 3 Hongqiao Road Shanghai 200030 People’s Republic of China

(Address, including zip code, of principal executive offices)

(469) 980-2898

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last   report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of  1933

(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

On October 5, 2017, Yum China Holdings, Inc. (the “Company”) issued a press release announcing its unaudited results for the quarter ended August 31, 2017. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2017, Mr. Micky Pant notified the Board of Directors (the “Board”) of the Company that he would be stepping down from the office of Chief Executive Officer of the Company, effective March 1, 2018, and the Board appointed Ms. Joey Wat, who currently serves as the Company’s President and Chief Operating Officer, to the position of Chief Executive Officer of the Company, effective March 1, 2018.  Mr. Pant will continue to serve as a director, and effective March 1, 2018, will serve as Vice Chairman of the Board.

In connection with his transition from the office of Chief Executive Officer of the Company, the Company and Mr. Pant entered into a transition agreement pursuant to which, effective March 1, 2018, Mr. Pant agreed to continue to remain an employee of the Company, serving as Senior Advisor to the Company, for a term of two years. As Senior Advisor to the Company, Mr. Pant has agreed to, among other things, provide transition advice to Ms. Wat, assist in communications with investors and analysts and advise and support the Company’s leadership team members.  In consideration for his services, Mr. Pant will be entitled to annual gross compensation of $1,000,000, payable in cash or, at Mr. Pant’s option, in Company common stock and will remain eligible to participate in the Company’s employee benefit plans and receive continued vesting of his outstanding equity awards with the Company and Yum! Brands, Inc. (“YUM”) pursuant to the terms of his letter of understanding with the Company dated October 28, 2016.  Mr. Pant will not be eligible to participate in the Company’s annual incentive program or receive annual equity grants under the Company’s long-term incentive program during his term as Senior Advisor.  Under the terms of the transition agreement, Mr. Pant has agreed to be bound by certain restrictive covenants, including covenants relating to non-competition, non-solicitation and non-disclosure.  The transition agreement between the Company and Mr. Pant is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Ms. Wat, age 46, has served as President and Chief Operating Officer of the Company since February 2017 and she was appointed as a member of the Board in July 2017.  Ms. Wat joined Yum China in September 2014, first serving as President of KFC China and she was then promoted to Chief Executive Officer of KFC China in August 2015. Prior to that, Ms. Wat served in both management and strategy positions at AS Watson of Hutchison Group (“Watson”), an international health, beauty and lifestyle retailer, in the U.K. from 2004 to 2014, including as Managing Director of Watson U.K., which operates Superdrug and Savers, two retail chains specializing in the sale of pharmacy and health and beauty products. Before joining Watson, Ms. Wat spent seven years in management consulting, including with McKinsey & Company’s Hong Kong office from 2000 to 2003.

In connection with the appointment of Ms. Wat as Chief Executive Officer of the Company, effective March 1, 2018, the Compensation Committee of the Board approved an increase in Ms. Wat’s annual base salary from $750,000 to $1,100,000 and an increase in her annual performance-based bonus target from 100% to 130% of her annual base salary. Pursuant to the Company’s long-term incentive program, in 2018, Ms. Wat will also be eligible to receive stock appreciation rights and performance stock units, weighted 75% and 25%, respectively, with a face value of $10,000,000.   Ms. Wat remains eligible to receive expatriate benefits in connection with her employment with the Company.   Tax equalization will no longer apply to Ms. Wat, except for previous grants and retirement contribution.  In addition, if Ms. Wat’s employment is terminated by the Company without “cause” prior to March 1, 2021, then Ms. Wat will be entitled to a severance payment, payable in monthly installments, equal to two times her base salary and annual bonus target, subject to Ms. Wat’s execution of a post-termination agreement that includes restrictive covenants relating to non-solicitation, non-competition and non-disclosure.   The letter of understanding between the Company and Ms. Wat setting forth the terms of her employment as Chief Executive Officer of the Company is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

A copy of the press release announcing the CEO succession plan described in Item 5.02 is being furnished as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are attached to this report:

Exhibit No.	Exhibit Description

10.1	Transition Agreement, dated as of September 29, 2017, by and between Yum China Holdings, Inc. and Micky Pant.
10.2	Letter of Understanding, dated as of September 29, 2017, by and between Yum China Holdings, Inc. and Joey Wat.
99.1	Press Release of Yum China Holdings, Inc. issued on October 5, 2017 announcing its unaudited results for the quarter ended August 31, 2017.
99.2	Press Release of Yum China Holdings, Inc. issued on October 5, 2017 announcing its CEO succession plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM CHINA HOLDINGS, INC.

By:	/s/ Shella Ng
Name:	Shella Ng
Title:	Chief Legal Officer and Corporate Secretary

Date: October 5, 2017

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